ALLIANZ VARIABLE INSURANCE PRODUCTS

FUND OF FUNDS TRUST

(THE “TRUST”)

AZL® Balanced Index Strategy Fund

Prospectus Dated August __, 2010

Allianz Investment Management LLC (the “Manager”)

Shares of the Fund are sold exclusively to certain insurance companies in connection with particular variable annuity contracts (each, a “Contract,” and collectively, the “Contracts”) they issue. The insurance companies invest in shares of the Fund in accordance with instructions received from owners of the applicable Contracts.

This prospectus must be accompanied or preceded by a current prospectus for the Contracts that invest in the Fund.

Questions?

Call toll free 1-877-833-7113

or your investment representative.

The Securities and Exchange Commission has not approved or disapproved the shares described in this prospectus or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please refer to your Contract prospectus for information regarding the investment options available to you.

AZL® is a registered service mark of Allianz SE. Allianz SE is the ultimate owner of the Manager.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

TABLE OF CONTENTS

AZL® Balanced Index Strategy Fund	3
Tax Information	5
Financial Intermediary Compensation	5
More about the Fund	6
Overview	6
The AZL® Index Strategy Fund	7
Investment Risks	10
Management	16
The Manager	16
Duties of the Manager	16
Management Fees	17
The Administrator	18
The Distributor	18
Payments to Affiliated Insurance Companies	18
Transfer Supported Features of Certain Annuity Contracts	18
Legal Proceedings	18
Shareholder Information	19
Pricing of Fund Shares	19
Purchase and Redemption of Shares	19
Market Timing	20
Dividends, Distributions, and Taxes	20
Portfolio Securities	21
Financial Highlights	22

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Fund Summary                                                                                                                                                                                    AZL® Balanced Index Strategy Fund

AZL® Balanced Index Strategy Fund

Investment Objective

The Fund seeks long-term capital appreciation with preservation of capital as an important consideration.

Fees and Expenses

Fees and Expenses of the Fund

The following table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. The Fund is offered only as an investment option for certain Contracts. The table below reflects only Fund expenses and does not reflect Contract fees and expenses. Please refer to your Contract prospectus for a description of those fees and expenses.

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Management Fee	0.05%
Distribution (12b-1) Fees	0.00%
Other Expenses(1)	0.15%
Acquired Fund Fees and Expenses(2)	0.63%
Total Annual Fund Operating Expenses	0.83%
(1)	Other Expenses are based on estimated amounts for the current fiscal year.

(2)
Acquired Fund Fees and Expenses are based upon estimated amounts for the current fiscal year. Because these fees and expenses are not included in the Fund’s Financial Highlights, the Fund’s total annual fund operating expenses do not correlate to the ratios of expenses to average net assets shown in the Financial Highlights table.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated. The example also assumes that your investment has a 5% return each year, that the Fund’s operating expenses remain the same, and that you reinvest all dividends and distributions. It does not reflect any Contract fees. If Contract fees were included, the costs shown would be higher. Although your actual costs may be higher or lower, based on these assumptions your costs would be:
Year 1	Year 3
$85	$265

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. From October 26 through December 31, 2009, the Fund’s portfolio turnover rate was 49.76% of the average value of its portfolio.

Investments, Risks, and Performance

Principal Investment Strategies of the Fund

The Fund is a fund of funds that seeks to achieve its goal by investing primarily in a combination of five underlying index funds (the “Index Strategy Underlying Funds”):

•	AZL Enhanced Bond Index Fund

•	AZL S&P 500 Index Fund

•	AZL Mid Cap Index Fund

•	AZL Small Cap Stock Index Fund

•	AZL International Index Fund

Under normal market conditions, the Fund will allocate 40% – 60% of its assets in the underlying equity index funds and 40% – 60% of its assets in the underlying bond index fund. The AZL Enhanced Bond Index Fund is a bond index fund; the other four Index Strategy Underlying Funds are equity index funds.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Fund Summary                                                                                                                                                                                    AZL® Balanced Index Strategy Fund

The investment results of the Index Strategy Underlying Funds will vary. As a result, the portfolio management team monitors the allocations to the Index Strategy Underlying Funds daily and periodically adjusts the allocations. The performance and income distributions of each of the Index Strategy Underlying Funds will differ from the performance and income distributions of the underlying funds as a result of small variations in the Fund’s allocations and any cash held in its portfolio.

Principal Risks of Investing in the Fund

The price per share of the Fund will fluctuate with changes in value of the investments held by the Fund. You may lose money by investing in the Fund. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. There is no guarantee that the Fund will achieve its objective.

As a fund of funds, the Fund is subject to allocation risk, which is the risk associated with the Manager’s decision regarding how the Fund’s assets should be allocated among the various underlying investment options. The Manager’s decisions about the allocation of the Fund’s assets could cause the Fund to underperform other funds with similar investment objectives. There also can be no guarantee that investment decisions made by the Manager will produce the desired results.

Because the Fund invests in the Index Strategy Underlying Funds, it is also subject to the risks associated with those investments. With a target allocation of approximately 40%-60% of its assets in equity strategies, the Fund is proportionately subject to market risk, which is the risk that the market value of portfolio securities may go up or down, sometimes rapidly and unpredictably, and foreign risk, which includes the risks of fluctuations in currency values, adverse political, social or economic developments, and differences in social and economic developments or policies.

With a target allocation of approximately 40%-60% of its assets in fixed income strategies, the Fund is proportionately subject to bond risks, including: interest rate risk, which is the risk that the debt securities held by the underlying fund may decline in value due to rising interest rates; credit risk, which is the chance that the failure of the issuer of a debt security to pay interest or repay principal in a timely manner may have an adverse impact on the underlying fund’s earnings; income risk, which is the chance that falling interest rates may cause the underlying fund’s income to decline; call risk or prepayment risk, which is the risk that if interest rates fall, issuers of callable debt securities are more likely to prepay prior to the maturity date, and the underlying fund may not be able to reinvest the proceeds from the prepayment in investments that will generate the same level of income; and extension risk, which is the risk that, if interest rates rise, debt securities may be paid in full more slowly than anticipated.

The Fund is also subject to issuer risk, which is the risk that the value of a security may decline for a number of reasons directly related to the issuer of the security. Also, because the underlying funds do not attempt to manage market volatility or reduce the effects of poor stock performance, the Fund is subject to index fund risk; factors such as fund expenses, changes in the composition of the index, or the timing of purchases or redemptions of Fund shares may affect the correlation between the performance of the index and the Fund’s performance.

Who May Want to Invest?

Consider investing in the Fund if you are:
•	Investing for long-term goals, such as retirement

•	Seeking income and growth of capital

Performance Information

Performance information is not presented because the Fund has not had a full calendar year of operations.

Management

Allianz Investment Management LLC (the “Manager”) serves as the investment adviser to the Fund.

Jeffrey W. Kletti has been the portfolio manager for the Fund since its inception. Mr. Kletti has been employed by the Manager since 2001, and has been the president of the Manager since 2005.

For important information about tax information and financial intermediary compensation, please turn to the sections “Tax Information” and “Financial Intermediary Compensation” at page 5 in this prospectus.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Fund Summary                                                                                                                                             Tax Information and Financial Intermediary Compensation

TAX INFORMATION

Shares of the Fund are sold exclusively to the separate accounts of certain insurance companies in connection with particular variable annuity and variable life insurance contracts (the “Contracts”). Provided that the Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in the Contract. You should refer to your Contract prospectus for further information regarding the tax treatment of the Contract and the separate accounts in which the Contract is invested.

FINANCIAL INTERMEDIARY COMPENSATION

Shares of the Fund are sold exclusively to certain insurance companies in connection with particular Contracts. The Trust and its related companies may pay such insurance companies (or their related companies) for the sale of shares of the Fund and related services. Such insurance companies (or their related companies) may pay broker-dealers or other financial intermediaries (such as banks) that sell the Contracts for the sale of shares of the Fund and related services. When received by an insurance company, such payments may be a factor that the insurance companies consider in including the Fund as an investment option in the Contracts. The prospectus or other disclosures relating to a Contract may contain additional information about these payments. When received by a broker-dealer or other intermediary, such payments may create a conflict of interest by influencing the broker-dealer or other intermediary and salespersons to recommend the Fund over other mutual funds available as investment options in the Contracts. Ask the salesperson or visit the financial intermediary's website for more information.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                                                                                    Overview

MORE ABOUT THE FUND

Overview

This prospectus provides information about one mutual fund (the “Fund”) that is a series of the Allianz Variable Insurance Products Fund of Funds Trust (the “Trust”). The prospectus summarizes key information about the Fund, including information regarding the investment objectives, strategies and risks and performance and fees for the Fund. The Fund’s investment objective can be changed without shareholder approval. Use this information to compare the Fund with other mutual funds. “You” and “your” refer to both direct shareholders (including the insurance company separate accounts that invest assets on behalf of their contract holders) and contract holders who invest in the Fund indirectly through their variable annuity contracts (the “Contracts”).

The Fund is a diversified open-end fund and a series of the Trust. The Fund is a “fund of funds” and diversifies its assets by investing primarily in the shares of other affiliated underlying mutual funds. The Fund may also invest in unaffiliated mutual funds and in other securities, including interests in both affiliated and unaffiliated unregistered investment pools. The Fund currently offers one share class.

The Fund has the flexibility to make portfolio investments and engage in investment techniques that differ from the strategies discussed in this prospectus.

Unless otherwise indicated, any percentage limitation on a Fund’s holdings set forth in the prospectus is applied only when that particular type of security is purchased.

In addition to the information about the Fund in the summaries, investors should consider the following information about the Fund.

This prospectus is designed to help you make informed decisions about one of the investments available under your Contract. You will find details about how your Contract works in your Contract prospectus.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                           The AZL® Balanced Index Strategy Fund

AZL® Balanced Index Strategy Fund

Investment Strategies

The Manager’s principal investment strategies for the Fund may also include the following:

The Fund also may allocate up to 5% of their respective net assets to (a) index futures, other futures contracts, options, and other similar securities and (b) cash, money market equivalents, short-term debt instruments, money market funds, and short-term debt funds to satisfy all applicable margin requirements and to provide additional portfolio liquidity to satisfy large redemptions and any margin calls. The Fund may also invest, either directly or through the Index Strategy Underlying Funds, in exchange-traded funds (ETFs) for additional exposure to relevant markets. This strategy is intended to reduce the potential volatility of the Fund’s investment performance and may limit the Fund’s ability to benefit from rising markets while protecting the Fund in declining markets. The Fund may pursue this strategy by investing directly or indirectly through unregistered investment pools that are managed by either the Manager, affiliates of the Manager, or unaffiliated investment managers.

For temporary defensive purposes, the Fund may invest up to 100% of net assets in short-term U.S. Government securities, bank certificates of deposit, prime commercial paper, money market funds, and other high quality short-term fixed-income securities and repurchase agreements with respect to those securities. If the Fund invests substantially in such instruments, it may not be pursuing its principal investment strategies and may not achieve its investment objective.

Information About the Index Strategy Underlying Funds

The following briefly describes the investment goals and strategies of the Index Strategy Underlying Funds. The Manager may recommend additional or different underlying funds for investment, without seeking the approval of shareholders.

AZL Enhanced Bond Index Fund

The AZL Enhanced Bond Index Fund seeks to exceed the total return of the Barclays Capital U.S. Aggregate Bond Index (“Barclays Aggregate Index”). The fund generally invests in a combination of corporate and asset-back securities in an amount that is within 40% of the weightings in the Barclays Aggregate Index, in government securities in an amount that is within 30% of the weightings in the Index, and in mortgage securities in an amount that is within 30% of the weightings in the Index. Eligible investments for the fund include U.S. Treasury and agency securities; agency and non-agency mortgage-backed securities back by loans secured by residential, multifamily, and commercial properties; obligations of U.S. and foreign corporations; obligations of foreign governments and supranational entities; asset-backed securities; municipal bonds, both taxable and tax-exempt; preferred stock; and cash equivalent securities. Securities must be rated investment grade or better at the time of purchase; money market instruments must be rated A-1 and P-1 or better at the time of purchase. The fund will have a targeted duration within a band of ±10% around the duration of the Barclays Aggregate Index. Except for Treasury or agency debentures, pass through securities, or REMICs (real estate mortgage investment conduits), no more than 3% of the fund’s assets may be invested in the securities of a single issuer. The fund may use futures, options, and/or swaps to manage duration and other characteristics of its portfolio. The fund is permitted to purchase securities in private placements or Rule 144A transactions and to purchase securities on a when-issued basis or for forward delivery. The fund may also enter into repurchase agreements and covered dollar rolls on mortgage securities. The fund is subadvised by BlackRock Financial Management, LLC.

AZL S&P 500 Index Fund

The investment objective of the AZL S&P 500 Index Fund is to match the total return of the Standard & Poor’s 500 Composite Stock Price Index (S&P 500®). The fund normally invests in all 500 stocks in the S&P 500® in proportion to their weighting in the index. The fund attempts to have a correlation between its performance and that of the S&P 500® Index of at least 0.95 before expenses. A correlation of 1.00 would mean that the Fund and the index were perfectly correlated. The S&P 500® is an unmanaged index of 500 common stocks chosen to reflect the industries of the U.S. economy and is often considered a proxy for the stock market in general. Standard & Poor’s adjusts each company’s stock weighting in the index by the number of available float shares (those shares available to public investors) divided by the company’s total shares outstanding, which means larger companies with more available float shares have greater representation in the index than smaller ones. In seeking to match the performance of the index, the fund uses a passive management approach and purchases all or a representative sample of the stocks comprising the benchmark index. The

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                           The AZL® Balanced Index Strategy Fund

fund also may use stock index futures as a substitute for the sale or purchase of securities. Because the fund has expenses, performance will tend to be slightly lower than that of the target benchmark. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed by the Manager for use by the fund. The Fund is not sponsored, endorsed, sold, or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the Fund. The fund is subadvised by BlackRock Investment Management, LLC.

AZL Mid Cap Index Fund

The investment objective of the AZL Mid Cap Index Fund is to match the performance of the Standard & Poor’s MidCap 400® Index (“S&P 400 Index”) as closely as possible before the deduction of fund expenses. The fund seeks to achieve its investment objective by employing a passive management approach. Under normal circumstances the fund invests at least 80% of its net assets in a statistically selected sampling of equity securities of companies included in the S&P 400 Index and in derivative instruments linked to the index, primarily futures contracts. The S&P 400 Index is a market-weighted index composed of 400 common stocks of medium-sized U.S. companies in a wide range of businesses chosen by Standard & Poor’s based on a number of factors, including industry representation, market value, economic sector, and operating/financial condition. As of December 2008, the market capitalizations of companies in the S&P 400 Index ranged from $750 million to $3.3 billion. The fund does not necessarily invest in all of the securities in the S&P 400 Index or in the same weightings that the securities have in the index. The fund’s subadviser chooses investments so that the market capitalizations, industry weightings, and other fundamental characteristics of the securities chosen are similar to the MSCI EAFE Index as a whole. The fund is subadvised by BlackRock Investment Management, LLC.

AZL Small Cap Stock Index Fund

The AZL Small Cap Stock Index Fund seeks to match the performance of the Standard & Poor’s (S&P) SmallCap 600 Index®. The fund invests in a representative sample of stocks included in the S&P SmallCap 600 Index® and in futures whose performance is related to the index, rather than attempting to replicate the index. The subadviser attempts to have a correlation between the fund’s performance and that of the index of at least 0.95 before expenses. A correlation of 1.00 would mean that the fund and the index were perfectly correlated. The fund’s subadviser selects investments using a “sampling” process based on market capitalization, industry representation, and other means. Using this sampling process, the fund typically will not invest in all 600 stocks in the S&P SmallCap 600 Index®. However, at times, the fund may be fully invested in all the stocks that comprise the index. Under these circumstances, the fund maintains approximately the same weighting for each stock as the index does. The S&P SmallCap 600 Index® is composed of 600 domestic stocks with market capitalizations ranging between approximately $300 million and $2.0 billion, depending on index composition. S&P® adjusts each company’s stock weighting in the index by the number of available float shares (those shares available to public investors) divided by the total shares outstanding of the company, which means larger companies with more available float shares have greater representation in the index than smaller ones. In seeking to match the performance of the index, the fund uses a passive management approach and purchases all or a representative sample of the stocks comprising the benchmark index. The fund also may use stock index futures as a substitute for the sale or purchase of securities. Because the fund has expenses, performance will tend to be slightly lower than that of the target benchmark. “Standard & Poor’s®,” “S&P®,” and “Standard & Poor’s SmallCap 600 Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Fund. The Fund is not sponsored, endorsed, sold, or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the Fund. The fund is subadvised by BlackRock Investment Management, LLC.

AZL International Index Fund

The investment objective of the AZL International Index Fund is to match the performance of the Morgan Stanly Capital International Europe, Australasia and Far East Index (“MSCI EAFE® Index”) as closely as possible before the deduction of fund expenses. The fund seeks to achieve its investment objective by employing a passive management approach. Under normal circumstances the fund invests at least 80% of its net assets in a statistically selected sampling of equity securities included in the MSCI EAFE Index and in derivative instruments linked to the index, primarily futures contracts. The MSCI EAFE Index is a market-weighted index composed primarily of common stocks of companies from various industrial sectors whose primary trading markets are located outside the United States. Companies included in the MSCI EAFE Index are selected from among the larger-capitalization companies in these markets. The weighting of the MSCI EAFE Index is based on the relative market capitalization of each of the countries in the index. The fund does not

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                            The AZL® Balanced Index Strategy Fund

necessarily invest in all of the securities in the index or in the same weightings that the securities have in the index. The fund’s subadviser chooses investments so that the market capitalizations, industry weightings, and other fundamental characteristics of the securities chosen are similar to the index as a whole. The fund is subadvised by BlackRock Investment Management, LLC.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                                            Investment Risks

Investment Risks

The Fund is a fund of funds and is subject to the general risk associated with the allocation of its assets to particular underlying investments. In addition, separate from possible investments in derivatives by the Fund’s various underlying funds, the Fund is permitted to invest in derivatives or in investment pools that invest in derivatives. The risks listed below are generally applicable to the Fund.

Allocation Risk
The risk that the Manager allocates assets in a manner which results in the Fund underperforming other funds with similar investment objectives. The Manager has limited discretion to allocate Fund assets among various underlying investments, the Fund’s allocation structure may cause the Fund to underperform other funds of funds with similar investment objectives.  The Manager has discretion to allocate Fund assets among various underlying investments which represent different asset classes, each underlying investment is subject to different levels and combinations of risk, depending on the Fund’s exact asset allocation.

Derivatives Risk
The Fund may invest directly or through affiliated or unaffiliated unregistered investment pools in derivative instruments such as futures, options, and options on futures.  A derivative is a financial contract whose value depends on, or is derived from, the value of an underlying asset, reference rate, or risk. The Fund typically use derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to reduce exposure to other risks, such as interest rate or currency risk. The Fund may also use derivatives for leverage, in which case their use would involve leveraging risk. Use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of other risks, such as liquidity risk, interest rate risk, market risk, credit risk, and selection risk. Derivatives also involve the risk of mispricing or improper valuation and the risk that changes in the value may not correlate perfectly with the underlying asset, rate, or index. Using derivatives may result in losses, possibly in excess of the principal amount invested. Also, suitable derivative transactions may not be available in all circumstances. The other party to a derivatives contract could default.

The various underlying funds in which the Fund may invest present varying degrees of investment risk based upon its investment objectives and strategies. The Fund will be impacted by these risks depending on the extent to which it invests in a particular underlying fund.

The risks listed below are generally applicable to the underlying funds identified under the heading for each risk. Risks which are principal risks of the Fund are identified. However, any of the underlying funds may be exposed to any of the risks listed below if they invest in securities or other assets that entail a risk or multiple risks associated with that asset class.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                             Investment Risks

Call Risk (also known as Prepayment Risk)
A principal risk of the the Fund. A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
If interest rates fall, it is possible that issuers of callable securities held by the underlying fund will call or prepay their securities before their maturity dates. In this event, the proceeds from the called securities would most likely be reinvested by the underlying fund in securities bearing the new, lower interest rates, resulting in a possible decline in the underlying fund’s income and distributions to shareholders and termination of any conversion option on convertible securities.

Capitalization Risk
A principal risk of the following underlying funds: •AZL Mid Cap Index Fund •AZL Small Cap Stock Index Fund
To the extent the underlying fund invests significantly in small or mid-capitalization companies, it may have capitalization risk. These companies may present additional risk because they have less predictable earnings or no earnings, more volatile share prices and less liquid securities than large capitalization companies. These securities may fluctuate in value more than those of larger, more established companies and, as a group, may suffer more severe price declines during periods of generally declining stock prices. The shares of smaller companies tend to trade less frequently than those of larger, more established companies, which can adversely affect the price of smaller companies’ securities and the underlying fund’s ability to sell them when the portfolio manager deems it appropriate. These companies may have limited product lines, markets, or financial resources, or may depend on a limited management group. The value of some of the underlying fund’s investments will rise and fall based on investor perception rather than economic factors.

Country/ Regional Risk
A principal risk of the following underlying funds: •AZL International Index Fund
Local events, such as political upheaval, financial troubles, or natural disasters, may weaken a country’s or a region’s securities markets. Because the underlying fund may invest a large portion of its assets in securities of companies located in any one country or region, its performance may be hurt disproportionately by the poor performance of its investments in that area. Country/regional risk is especially high in emerging markets.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                               Investment Risks

Credit Risk
A principal risk of the Fund. A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
Credit risk is the chance that the issuer of a debt security will fail to repay interest and principal in a timely manner, reducing the fund’s return. Also, an issuer may suffer adverse changes in financial condition that could lower the credit quality and liquidity of a security, leading to greater volatility in the price of the security and of the fund’s shares.

Extension Risk
A principal risk of the Fund. A principal risk of the following underlying fund: •AZL Enhanced Bond Index Fund	When interest rates rise, certain bond obligations will be paid in full by the issuer more slowly than anticipated, causing the value of the securities to fall.

Foreign Risk
A principal risk of Fund. A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund •AZL International Index Fund
Because the fund invests in securities of foreign issuers, it may be subject to risks not usually associated with owning securities of U.S. issuers. These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments affecting a foreign country, including the risk of nationalization, expropriation or confiscatory taxation. In addition, foreign investing involves less publicly available information, and more volatile or less liquid securities markets. Investments in foreign countries could be affected by factors not present in the U.S., such as restrictions on receiving the investment proceeds from a foreign country, confiscatory foreign tax laws, and potential difficulties in enforcing contractual obligations. Transactions in foreign securities may be subject to less efficient settlement practices, including extended clearance and settlement periods. Foreign accounting may be less revealing than U.S. accounting practices. Foreign regulation may be inadequate or irregular. Owning foreign securities could cause the fund’s performance to fluctuate more than if it held only U.S. securities.

Income Risk
A principal risk of the Fund	Income risk is the chance that falling interest rates will cause the underlying fund’s income to decline. Income risk is generally higher for short-term bonds.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                              Investment Risks

Index Fund Risk
A principal risk of the Fund.
A principal risk of the following underlying funds:
•AZL Enhanced Bond Index Fund
•AZL International Index Fund
•AZL Mid Cap Index Fund
•AZL S&P 500 Index Fund
•AZL Small Cap Stock Index Fund

The underlying fund uses an indexing strategy. It does not attempt to manage market volatility, use defensive strategies, or reduce the effects of any long-term periods of poor stock performance. The correlation between the performance of the underlying fund and the performance of the index may be affected by the underlying fund’s expenses, changes in securities markets, changes in the composition of the index, and the timing of purchases and redemptions of underlying fund shares.

Interest Rate Risk
A principal risk of the Fund. A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
Interest rate risk is the chance that the value of the bonds the fund holds will decline due to rising interest rates. When interest rates rise, the price of most bonds goes down. The price of a bond is also affected by its maturity. Bonds with longer maturities generally have greater sensitivity to changes in interest rates.

A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
As nominal interest rates rise, the value of fixed income securities held by an underlying fund is likely to decrease. Securities with longer durations tend to be more sensitive to changes in interest rates, usually making them more volatile than securities with shorter durations. A nominal interest rate can be described as the sum of a real interest rate and an expected inflation rate. Inflation-indexed securities, including Treasury Inflation-Protected Securities (“TIPS”), decline in value when real interest rates rise. In certain interest rate environments, such as when real interest rates are rising faster than nominal interest rates, inflation-indexed securities may experience greater losses than other fixed income securities with similar durations.

Issuer Risk
A principal risk of the Fund. A principal risk of the all of the underlying funds.
The value of a security may decline for a number of reasons that directly relate to the issuer, such as management performance, financial leverage, and reduced demand for the issuer’s products or services.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                              Investment Risks

Liquidity Risk
A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
Liquidity risk exists when particular investments are difficult to purchase or sell. Investments in illiquid securities may reduce the returns of the underlying fund because it may be unable to sell the illiquid securities at an advantageous time or price. Restricted securities may be subject to liquidity risk because they may have terms that limit their resale to other investors or may require registration under applicable securities laws before they may be sold publicly. Funds with principal investment strategies that involve restricted securities, foreign securities, derivatives, companies with small market capitalization or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk.

Market Risk
A principal risk of the Fund. A principal risk of all of the underlying funds.
The market price of securities owned by the underlying fund may go up or down, sometimes rapidly and unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions that are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. During a general downturn in the securities markets, multiple asset classes may decline in value simultaneously. The value of the underlying fund’s portfolio may fluctuate to a greater or lesser degree than fluctuations of the general stock market. For those underlying funds that invest in stocks of foreign companies, the value of the underlying fund’s portfolio will be affected by changes in foreign stock markets and the special economic and other factors that might primarily affect stock markets in particular foreign countries and regions. Equity securities generally have greater price volatility than fixed income securities.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

More About the Fund                                                                                                                                                                                               Investment Risks

Mortgage-Related and Other Asset-Backed Risk
A principal risk of the following underlying funds: •AZL Enhanced Bond Index Fund
The underlying fund may invest in a variety of mortgage-related and other asset-backed securities, which are subject to certain additional risks. Generally, rising interest rates tend to extend the duration of fixed rate mortgage-related securities, making them more sensitive to changes in interest rates. As a result, in a period of rising interest rates, an underlying fund that holds mortgage-related securities may exhibit additional volatility. This is known as extension risk. In addition, adjustable and fixed rate mortgage-related securities are subject to prepayment risk. When interest rates decline, borrowers may pay off their mortgages sooner than expected. This can reduce the returns of an underlying fund because the underlying fund will have to reinvest that money at the lower prevailing interest rates. If an underlying fund purchases mortgage-backed or asset-backed securities that are subordinated to other interests in the same mortgage pool, the underlying fund may receive payments only after the pool’s obligations to other investors have been satisfied. An unexpectedly high rate of defaults on the mortgages held by a mortgage pool may limit substantially the pool’s ability to make payments of principal or interest to the underlying fund as a holder of such subordinated securities, reducing the values of those securities or in some cases rendering them worthless. The risk of such defaults is generally higher in the case of mortgage pools that include so-called “subprime” mortgages. An unexpectedly high or low rate of prepayments on a pool’s underlying mortgages may have a similar effect on subordinated securities. A mortgage pool may issue securities subject to various levels of subordination. The risk of non-payment affects securities at each level, although the risk is greater in the case of more highly subordinated securities. An underlying fund’s investments in other asset-backed securities are subject to risks similar to those associated with mortgage-related securities, as well as additional risks associated with the nature of the assets and the servicing of those assets.

Real Estate Investments Risk
A principal risk of the following underlying funds: •AZL S&P 500 Index Fund
The performance of real estate investments (REITs) depends on the strength of real estate markets, REIT management and property management which can be affected by many factors, including national and regional economic conditions.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Management

MANAGEMENT

The Manager

Allianz Investment Management LLC serves as the Manager for the Fund. The Manager’s address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Manager maintains the list of underlying funds, for the Fund, and reviews and adjusts, in its discretion, the allocations of assets to the underlying funds. As of December 31, 2009, the Manager had aggregate assets under management of $8.07 billion.

Jeffrey W. Kletti is the portfolio manager of the Fund. Mr. Kletti is a Chartered Financial Analyst and joined Allianz Life Insurance Company of North America (Allianz Life), the parent of the Manager, in 2000. Mr. Kletti served as senior vice president of the Manager from its inception in 2001 until he was elected its president in 2005. Previously, Mr. Kletti held positions with Fortis Financial Group, IAI Mutual Funds, and Kemper Financial Services.

The Manager manages unregistered investment pools in which the Fund may invest. Currently, the Manager’s only clients are the Trust, the Allianz Variable Insurance Products Trust, and the unregistered investment pools.

The Manager has signed subadvisory agreements or portfolio management agreements (“Subadvisory Agreements”) with various subadvisers, some of which are affiliates of the Manager, for the underlying funds. The subadvisers manage the portfolio securities of the underlying funds and provide additional services including research, selection of brokers, and similar services. The Manager compensates the subadvisers for their services as provided in the Subadvisory Agreements.

The Manager was established as an investment adviser by Allianz Life Insurance Company of North America in April 2001. The Manager determines which funds should be underlying funds, and determines allocations to underlying funds, all subject to the oversight of the Board of Trustees. The Manager currently acts as Manager of the Fund. A discussion of the Board of Trustees’ basis for approving the Fund’s Investment Management Agreement with the Manager is available in the Annual Reports for the Fund for the year ended December 31, 2009.

The Manager is a subsidiary of Allianz SE, one of the world’s largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany, and has operations in more than 70 countries. As of December 31, 2009, Allianz SE had third-party assets under management of $1.73 trillion. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, investment adviser, and mutual fund businesses.

Duties of the Manager

Within the scope of an investment program approved by the Board of Trustees, the Manager oversees the Fund, and advises on the Fund’s investment policies. The Manager is also responsible for selecting underlying funds, the allocation of assets to each underlying fund, and the allocation of the Fund’s assets to other investment strategies or asset classes in which the Fund are permitted to invest under their respective investment policies and restrictions and applicable regulations. The Manager continuously monitors the performance of various investment management organizations, including the subadvisers of the underlying funds, and generally oversees the services provided to the Fund by the administrator, the custodian, and other service providers.

The Manager is paid a fee by the Fund for its services, as set forth below.

The Fund, the underlying funds of the VIP Trust, and the Manager under an order received from the Securities and Exchange Commission (“SEC”) on September 17, 2002, may enter into and materially amend agreements with subadvisers without obtaining shareholder approval. This type of structure is commonly known as a “Manager of Managers” structure. For any Fund that is relying on the order, the Manager may:

•	hire one or more subadvisers;

•	change subadvisers; and

•	reallocate management fees between itself and subadvisers.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Management

Under a Manager of Managers structure, the Manager continues to have the ultimate responsibility for the investment performance of the Fund due to its responsibility to oversee subadvisers and recommend their hiring, termination, and replacement. No Fund of the FOF Trust currently relies on this order, and no Fund will rely on the order until it receives approval from:

•	its shareholders; or

•
the Fund’s sole initial shareholder before the Fund is available to the public, and the Fund states in its prospectus that it intends to rely on the order. The Manager will not enter into an agreement with an affiliated subadviser without that agreement, including the compensation to be paid under it, being similarly approved except as may be permitted by applicable law.

Management Fees

The Fund paid the Manager a fee for advisory services (including subadvisory fees) during 2009 at the annual rate shown on the following table, before and after fee waivers:

	Percentage of Average Net Assets for the Period Ended 12/31/09 Before Fee Waivers	Percentage of Average Net Assets for the Period Ended 12/31/09 After Fee Waivers
AZL Balanced Index Strategy Fund	0.05%	0.05%

The Manager and the Fund have entered into a written agreement limiting operating expenses (excluding certain Fund expenses including, but not limited to, Acquired Fund Fees and Expenses, and any taxes, interest, brokerage fees or extraordinary expenses) to 0.20% for the Fund through April 30, 2011. The Fund is authorized to reimburse the Manager for management fees previously waived and/or for the cost of expenses previously paid by the Manager pursuant to this agreement, provided that such reimbursement will not cause the Fund to exceed any limits in effect at the time of such reimbursement. The Fund’s ability to reimburse the Manager in this manner only applies to fees paid or reimbursements made by the Manager within the three fiscal years prior to the date of such reimbursement. To the extent that the Fund makes such reimbursements to the Manager, the amount of the reimbursements will be reflected in the financial statements in the Fund’s shareholder reports and in Other Expenses under Fees and Expenses of the Fund.

The Fund, as a shareholder of the underlying funds, indirectly bears its proportionate share of any investment management fees and other expenses of the underlying funds. The Manager believes, and the Board of Trustees of the Trust has determined, that the management and other fees paid by the Fund are for services that are in addition to, not duplicative of, the services provided to the underlying funds. These services include the asset allocation and monitoring functions provided by the Manager.

The underlying funds may pay 12b-1 fees to the distributor of the Contracts for distribution services or service fees to the insurance companies (or their affiliates) that issue the Contracts for customer service and other administrative services. The amount of such 12b-1 fees or service fees may vary depending on the underlying fund. Such 12b-1 fees or service fees generally are paid by shareholders of the underlying funds, including the Fund, and have the effect of increasing the expenses incurred by the Fund. The Manager may invest in an underlying fund with a 12b-1 fee or a service fee in circumstances where an identical fund without such fees, or with lower fees, may be available.

The underlying funds do not pay 12b-1 fees or service fees to the Fund, and the Fund does not pay 12b-1 fees or service fees. The distributor of the Contracts is an affiliate of the Manager.

Investment advisers to the underlying funds, or their affiliates, also may pay the insurance companies offering the Contracts through which the Fund are sold a service fee for servicing customer accounts. For further information regarding these fees, please see your Contract prospectus.

The Statement of Additional Information (SAI) has more detailed information about the Manager and other service providers to the Fund. The SAI also provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the Fund.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Management

The Administrator

Citi Fund Services Ohio, Inc. (“Citi”), whose address is 3435 Stelzer Road, Columbus, Ohio 43219-3035, serves as the Fund’s administrator, transfer agent, and fund accountant. Citi provides office space, equipment and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, legal and dividend disbursing services. Citi also acts as administrator of the funds that are series of the Allianz Variable Insurance Products Trust (the “VIP Trust”). The VIP Trust is affiliated with the Fund.

The Distributor

Allianz Life Financial Services, LLC (“ALFS”), whose address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s distributor. ALFS is affiliated with the Manager. ALFS also acts as distributor of the VIP Trust, which is affiliated with the Fund.

Payments to Affiliated Insurance Companies

Currently, the Fund is available as underlying investment option for certain Contracts offered by Allianz Life Insurance Company of North America and its affiliates (the “Affiliated Insurance Companies”), which are also affiliates of the Manager. In addition to the Fund, the Contracts include other funds for which the Manager is not the investment manager (the “Nonproprietary Funds”). The Affiliated Insurance Companies may receive payments from the sponsors of the Nonproprietary Funds as a result of including them as investment options in the Contracts. Similarly, the Affiliated Insurance Companies are allocated resources, including revenue earned by the Manager for providing investment management and other services to the Fund, as a result of including the Fund in the Contracts. The amount of payments from Nonproprietary Funds or allocations of resources from the Manager varies, and may be significant and may create an incentive for the Affiliated Insurance Companies regarding its decision of which funds to include in the Contracts.

Other Administrative Services

The Affiliated Insurance Companies provide administrative and other services to the contract and policy owners on behalf of the funds, including the Fund and the Nonproprietary Funds that are available under the Contracts. The Affiliated Insurance Companies may receive payment for these services.

Transfer Supported Features of Certain Annuity Contracts

The Fund may be offered under certain Contracts that have guaranteed value or benefit features that are supported by automatic transfers between investment choices available under the product (the “Transfer Supported Features”). If the Transfer Supported Features are available to you, they are described in the prospectus for your Contract. These features may be known as the Guaranteed Account Value Benefit, Guaranteed Principal Value Benefit, the PRIME Plus Benefit, the Lifetime Plus Benefit, the Lifetime Plus II Benefit, Target Date Retirement Benefit, or another name. Under the Transfer Supported Features, contract values may be rebalanced periodically. This rebalancing can cause a fund, including the Fund, to incur transactional expenses as it buys or sells securities to manage asset inflows or outflows. During periods of market volatility, brokerage fees resulting from such transfers could increase substantially. Also, large outflows from a fund may increase expenses attributable to the assets remaining in the fund. These increased expenses can have an adverse impact on the performance of an affected fund and on contract or policy owners who have assets allocated to it. Even if you do not participate in the Transfer Supported Programs you may be impacted if you allocate assets to a fund, including the Fund that is affected by transfers under the Transfer Supported Features.

Legal Proceedings

The Manager is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Manager or principal underwriter is a party.

For information about legal proceedings of the underlying funds of the VIP Trust, please see the prospectus for the funds of the VIP Trust. To request a copy of the prospectus, see the back cover of this prospectus or contact us at 1-877-833-7113.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Shareholder Information

SHAREHOLDER INFORMATION

Pricing of Fund Shares

The price of each Fund share is based on its net asset value (“NAV”). The NAV is the current value of a share in a mutual fund. It is the Fund’s assets minus liabilities divided by the number of outstanding shares. The NAV for the Fund is determined at the close of regular trading on the New York Stock Exchange (the “NYSE”), normally at 4:00 p.m. Eastern Time, on days the NYSE is open.

The assets of the Fund consist primarily of shares of underlying funds and may also include other securities, including interests in unregistered investment pools and unaffiliated mutual funds. Shares of underlying funds, interests in unregistered investment pools, and shares of unaffiliated mutual funds are valued at their respective NAVs. Other securities are valued using market quotations or independent pricing services that use prices provided by market makers or estimates of market values. After the pricing of a security has been established, if an event occurs which would likely cause the value to change, the value of the security may be priced at fair value as determined in good faith by or at the direction of the Board of Trustees of the Trust.

The securities, other than short-term debt securities, held by a Fund’s underlying funds or other underlying investments (collectively, the “Permitted Underlying Investment”) are generally valued at current market prices. If market quotations are not available, prices will be based on fair value as determined in good faith by or at the direction of the directors or trustees of the underlying funds or unaffiliated mutual funds, or in the case of an affiliated or unaffiliated unregistered investment pool, the pool’s trustee. The effect of using fair value pricing is that the Fund’s NAV will be subject to the judgment respectively of (1) the Board of Trustees of the Trust, (2) the directors or trustees of the underlying funds or unaffiliated mutual funds, or their respective designees, or (3) the trustee of an affiliated or unaffiliated unregistered investment pool, instead of being determined by the market. In addition, foreign securities acquired by a Permitted Underlying Investment may be valued in foreign markets on days when the Permitted Underlying Investment’s NAV is not calculated. In such cases, the NAV of an Underlying Investment, or the Fund, through an Underlying Investment, may be significantly affected on days when investors cannot buy or sell shares. For additional information on fair value pricing, see the prospectuses for the underlying funds and the unaffiliated mutual funds in which a Fund may have invested.

Options purchased and held by the Fund or by a Permitted Underlying Investment generally are valued at the average of the closing bid and ask quotations on the principal exchange on which the option is traded, as of the close of trading on the principal exchange. The close of trading for some options exchanges may occur later than the 4:00 p.m. closing of the NYSE, but is not expected to occur later than 4:15 p.m. Eastern Time. This means that a Fund holding options may not determine its NAV until 4:15 p.m. Eastern Time. If market quotations are not available, the value of an option may be priced at fair value as determined in good faith by or at the direction of the Fund’s Trustees.

Purchase and Redemption of Shares

Investors may not purchase or redeem shares of the Fund directly, but only through the Contracts offered through the separate accounts of participating insurance companies. You should refer to the prospectus of the participating insurance company’s variable products for information on how to purchase a Contract, how to select the Fund as investment options for your Contract and how to redeem monies from the Fund.

Orders for the purchase and redemption of shares of the Fund received before the NYSE closes are effected at the net asset value per share determined as of the close of trading on the NYSE (generally 4:00 p.m. Eastern Time) that day. Orders received after the NYSE closes are effected at the next calculated net asset value. Payment for redemption will be made by the Fund within 7 days after the request is received.

The Fund may suspend the right of redemption under certain extraordinary circumstances in accordance with the rules of the Securities and Exchange Commission. The Fund does not assess any fees when they sell or redeem its shares.

The right of purchase and redemption of Fund shares may also be restricted, and purchase orders may be rejected, in accordance with the market timing policy of the Trust as described under the “Market Timing” section below, and the

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Shareholder Information

market timing policy of the separate accounts of participating insurance companies.  Please refer to your contract prospectus for the market timing policy of the separate account for your contract.

The Fund reserves the right to make payment in securities rather than cash, known as “redemption in kind.” This could occur under extraordinary circumstances, such as a large redemption that could affect Fund operations (for example, more than 1% of the Fund’s net assets). If the Fund deems it advisable for the benefit of all shareholders, redemption in kind will consist of securities equal in market value to the accumulation unit value allocated under your variable contract to the subacount that invests in the Fund. When these securities are converted to cash, the associated brokerage charges will be deducted from the assets of the subaccount.

Market Timing

The Board of Trustees has adopted a policy that the Fund will not knowingly permit market timing or other abusive short-term trading practices. Market timing is frequent or short-term trading activity by certain investors in a fund intending to profit at the expense of other investors in the same fund by taking advantage of pricing inefficiencies that can prevent a fund’s share price from accurately reflecting the value of its portfolio securities. For example, investors may engage in short-term trading in funds that invest in securities which trade on overseas securities markets to take advantage of the difference between the close of the overseas markets and the close of the U.S. markets. This type of short-term trading is sometimes referred to as “time-zone arbitrage.” If the Fund invests in other securities which are less liquid, or are traded less often, may be vulnerable to similar pricing inefficiencies.

Market timing and other abusive short-term trading practices may adversely impact a fund’s performance by preventing portfolio managers from fully investing the assets of the fund, diluting the value of shares, or increasing the fund’s transaction costs. To the extent that certain of the Funds have significant holdings in foreign securities (including emerging markets securities), small cap stocks, or high yield bonds, or any combination thereof. The Fund is offered only through variable annuity contracts and life insurance policies, and shares of the Fund is held in subaccounts of affiliated insurance companies. Because Fund transactions are processed by those insurance companies, rather than by the Trust, the Board of Trustees has not adopted procedures to monitor market timing activity at the Fund level, but rather has approved monitoring procedures designed to detect and deter market timing activities at the contract or policy level.

As required by SEC rules, the Fund has entered into agreements with their financial intermediaries, including the affiliated insurance companies, whereby the Fund or their agents may require the financial intermediaries to provide individual account level information about you and your trading activities in the Fund. If the Fund detects market timing activities either at the omnibus or individual account level, the Fund may require the financial intermediaries to take actions to curtail the activity, which may include restricting your trading activity in the Fund.

Your variable annuity or variable life insurance prospectus contains a description of the market timing detection and deterrence policy at the contract or policy level. Please refer to your annuity contract or life insurance policy prospectus for specific details on transfers between accounts.

The procedures that are designed to detect and deter market timing activities at the contract or policy level cannot provide a guarantee that all market timing activity will be identified and restricted. In addition, state law and the terms of some contracts and policies may prevent or restrict the effectiveness of the market timing procedures from stopping certain market timing activity. Market timing activity that is not identified, prevented, or restricted may adversely impact the performance of a Fund.

Dividends, Distributions, and Taxes

Any income the Fund receives is paid out, less expenses, in the form of dividends to its shareholders. Shares begin accruing dividends on the day they are purchased. Income dividends are usually paid annually. Capital gains for the Fund are distributed at least annually.

All dividends and capital gain distributions will be automatically reinvested in additional shares of the Fund at the NAV of such shares on the payment date.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

Shareholder Information

The Fund is treated as a separate corporate entity for tax purposes. The Fund intends to elect to be treated as a regulated investment company and the Fund intends to qualify for such treatment for each taxable year under Subchapter M of the Internal Revenue Code of 1986, as amended. In addition, the Fund will diversify its investments so that on the last day of each quarter of a calendar year, no more than 55% of the value of its total assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. For this purpose, securities of a given issuer generally are treated as one investment and each U.S. Government agency or instrumentality is treated as a separate issuer. Any security issued, guaranteed, or insured (to the extent so guaranteed or insured) by the U.S. Government or an agency or instrumentality of the U.S. Government is treated as a security issued by the U.S. Government or its agency or instrumentality, whichever is applicable. If the Fund fails to meet this diversification requirement, income with respect to variable insurance contracts invested in the Fund at any time during the calendar quarter in which the failure occurred could become currently taxable to the owners of the Contracts. Similarly, income for prior periods with respect to such contracts also could be taxable, most likely in the year of the failure to achieve the required diversification. Provided that the Fund and a separate account investing in the Fund satisfy applicable tax requirements, any distributions from the Fund to the separate account will be exempt from current federal income taxation to the extent that such distributions accumulate in a Contract.

Persons investing in Contracts should refer to the prospectuses with respect to such Contracts for further information regarding the tax treatment of the Contracts and the separate accounts in which the Contracts are invested.

Portfolio Securities

A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s SAI.

The Allianz Variable Insurance Products Fund of Funds Trust ♦ Prospectus ♦ August __, 2010

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the financial performance of the Fund for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent return that you would have earned (or lost) on an investment in the indicated Fund (assuming reinvestment of all dividends and distributions). The returns include reinvested dividends and Fund level expenses, but exclude insurance contract charges. If insurance contract charges were included, the return would be reduced.

This information has been derived from information audited by KPMG LLP, independent registered public accounting firm, whose report, along with the Fund’s financial statements, are included in the Annual Report to Shareholders and incorporated by reference into the Statement of Additional Information. This should be read in conjunction with those financial statements. Copies of such Annual Report are available without charge upon written request from the Fund at 3435 Stelzer Road, Columbus, Ohio 43219, or by calling toll free 1-877-833-7113.

 AZL Balanced Index Strategy Fund*
(Selected data for a share of beneficial interest outstanding throughout the period indicated)
July 10, 2009 to December 31, 2009(a)
Net Asset Value, Beginning of Period	$ 10.00
Investment Activities:
Net Investment Income/(Loss)	(0.00)(b)
Net Realized and Unrealized Gains/(Losses) on Investments	1.43
Total from Investment Activities	1.43
Net Asset Value, End of Period	$ 11.43
Total Return(c) (d)	14.30%
Ratios to Average Net Assets/Supplemental Data:
Net Assets, End of Period ($000’s)	$ 137,067
Net Investment Income/(Loss)(e)	(0.03)%
Expenses Before Reductions(e) (f)	0.20%
Expenses Net of Reductions(e)	0.20%
Portfolio Turnover Rate(d)	49.76%

*	The expense ratios exclude the impact of fees/expenses paid by each underlying fund.
(a)	Period from commencement of operations.
(b)	Represents less than $0.005.
(c)	The returns include reinvested dividends and fund level expenses, but exclude insurance contract charges. If these charges were included, the returns would have been lower.
(d)	Not annualized for periods less than one year.
(e)	Annualized for periods less than one year.
(f)	During the period, certain fees were reduced. If such fee reductions had not occurred, the ratios would have been as indicated.

This Prospectus is intended for use only when accompanied or preceded by a variable product prospectus.

For more information about the Fund, the following documents are available free upon request:

Annual/Semi-Annual Reports (Shareholder Reports):

The Fund’s annual and semi-annual reports to shareholders contain additional information about the Fund’s investments. In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.

Proxy Voting Records

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12 month period ended June 30 is available without charge.

Statement of Additional Information (SAI):

The SAI provides more detailed information about the Fund, including their respective operations and investment policies. It is incorporated by reference and is legally considered a part of this Prospectus.

Your request for free documents may be made in the following ways:
Shareholder Reports and the SAI	Contact a broker or investment adviser that sells products that offer the Fund.	Contact the Fund at: 3435 Stelzer Road, Columbus, Ohio 43219 (toll-free) 1-877-833-7113	Access the Allianz Life website at: www.allianzlife.com/GetInformed/VariableInvestmentOptions.aspx (for the SAI) www.allianzlife.com/PerformanceCenter/ShareholderReports.aspx (for shareholder reports)
Proxy Voting Records	Access the Allianz Life website at: www.allianzlife.com/GetInformed/VariableInvestmentOptions.aspx

INFORMATION FROM THE SECURITIES AND EXCHANGE COMMISSION:

You can review information about the Fund (including the SAI), and obtain copies, after paying a duplicating fee, from the SEC as follows:

In Person:

Public Reference Room in Washington, D.C. (For their hours of operation, call 1-202-551-8090.)

By Mail:

Securities and Exchange Commission
Public Reference Section
100 F Street NE
Washington, D.C. 20549-0102

On the EDGAR database via the Internet:

www.sec.gov

By electronic request:

publicinfo@sec.gov

The SEC charges a fee to copy any documents.

The Trust’s Investment Company Act File No.:

811-21624